Exhibit 99.2

HealtheTech, Inc. Files Notice of Deregistration

GOLDEN, Colo., Jan.19, 2005/PRNewswire-FirstCall/ HealtheTech, Inc., a Colorado-based company that develops and markets technologically advanced and proprietary handheld medical and commercial devices and software for the measurement of metabolism and nutrition monitoring, announced today that it filed a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.

“Cost and management distraction are the two biggest drivers for this decision,” said Jim Dennis, Chairman and CEO. “The costs of SEC reporting, demands on management resources and related costs of being a public reporting company have risen significantly in recent years. Those costs and demands are, in many cases, disproportionately higher for a small company like ours. We believe that our long term success can be better influenced by spending our cash and time on those items that more directly drive our business.”

As of the date of filing the Form 15, the Company’s obligation to file reports under the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, will be suspended. The deregistration will not become effective, however, until the SEC terminates the registration, which the Company expects to occur within 90 days.

The Company also has notified The Nasdaq Stock Market that it plans to voluntarily delist from Nasdaq in conjunction with its Form 15 deregistration application. Following the delisting, the Company anticipates that its shares will be traded in the over the counter market (“Pink Sheets”), but can make no assurances that any broker will make a market in the Company’s common stock.

About HealtheTech

HealtheTech, Inc. headquartered in Golden, CO., develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of nutrition. HealtheTech’s breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition and weight management tools. HealtheTech’s product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. For more information, please visit www.healthetech.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of applicable securities laws. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.

CONTACT:

James W. Dennis, Chairman and CEO

523 Park Point Drive, 3rd Floor

Golden, CO 80401

(303) 526-5085